Q U A N T F U N D S

November 28, 2007

Securities & Exchange Commission

Division of Investment Management

100F Street, NE

Washington, DC 20549

Commissioners:

PricewaterhouseCoopers LLP was previously the independent registered public accounting firm for the Quant Funds (the "Funds"). On October 31, 2007 PricewaterhouseCoopers LLP was replaced as the principal accountant of the Funds and Tait, Weller and Baker LLP was engaged to audit the Funds’ financial statements for the fiscal year of 2008. The decision was made by the Audit Committee of the Board of Trustees and ratified by the full Board of Trustees.

The audit reports of PricewaterhouseCoopers LLP on the Funds’ financial statements as of and for the years ended March 31, 2006 and 2007 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the two fiscal years ended March 31, 2006 and 2007 and the subsequent interim period through October 31, 2007, there were no reportable events or disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference in connection with their opinion to the subject matter of the disagreements.

The Funds have requested that PricewaterhouseCoopers LLP furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of this letter, dated November 28, 2007, is filed as an exhibit in the form N-SAR.

/s/ Steven M. Warner

Steven M. Warner, Assistant Treasurer

Quant Funds

55 Old Bedford Road

Lincoln, MA 01773

Re: Line 77 K---Change in Registrant’s Certifying Accountant

Attachment to Form N-SAR, dated September 30, 2007

55 Old Bedford Road, Lincoln, MA 01773 ¦ 800-331-1244 ¦ fax 781-259-1166 ¦ www.quantfunds.com

Distributed by U.S. Boston Capital Corporation, Member FINRA (www.finra.org)/SIPC